Exhibit 99.1

Contact: Robert S. Breuil., (650) 864-7431

AEROGEN APPOINTS PRESIDENT AND CHIEF EXECUTIVE OFFICER

MOUNTAIN VIEW, CA, June 6, 2005 — Aerogen, Inc. (Nasdaq: AEGN) today announced that John C. Hodgman has joined Aerogen as President and Chief Executive Officer; effective today, Jane E. Shaw, Ph.D., has resigned as Chief Executive Officer, and effective June 30th, will resign as Chairman of the Board; as of that time, Jean-Jacques Bienaimé will become Lead Director of Aerogen.

Mr. Hodgman joined Cygnus, Inc. in 1994, becoming President and Chief Executive Officer in 1998 and also serving as the company’s Chairman of the Board for the last six years.

“I am delighted to welcome John to Aerogen’s senior management team.  His expertise, gained from years of practical experience, will be extremely beneficial to Aerogen as we develop and pursue the many opportunities that exist for our company,” said Jean-Jacques Bienaimé, Aerogen Board member and Chief Executive Officer of BioMarin Pharmaceutical Inc.

“My years at Aerogen’s helm have been very rewarding and given me the opportunity to interact on a daily basis with colleagues of integrity who have a passion for developing novel aerosol products that will improve outcomes for critically ill patients with respiratory disorders,” said Jane E. Shaw, Ph.D., Aerogen Chairman and Chief Executive Officer.

Mr. Hodgman received a B.S. in Accounting and Finance from Brigham Young University and an M.B.A. at the University of Utah.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ® Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen currently markets the Aeroneb® Professional Nebulizer System for use in hospitals.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia; an additional Phase 2 study is currently underway.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  In the U.S., Aerogen has commercialized the Aeroneb® Go Nebulizer for home use through its commercial partner, Evo Medical Solutions, Inc.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland. For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Aerogen’s control and other uncertainties, and are subject to various risk factors that could cause Aerogen’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in Aerogen’s reports and other filings with the U.S. Securities and Exchange Commission, including Aerogen’s Annual Report on Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”) on April 19, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 13, 2005. Aerogen does not undertake any obligation to update forward-looking statements.

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